FOR IMMEDIATE RELEASE

CHINA ELECTRIC MOTOR ANNOUNCES RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL YEAR 2010

Third quarter revenue increased by 48.9% year-over-year;
Capacity expansion plans on track

SHENZHEN, CHINA — November 11, 2010 — China Electric Motor, Inc. (NASDAQ: CELM, “China Electric” or the “Company”), a Delaware corporation and China-based company that engages in the design, production, marketing and sale of micro motor products through its subsidiaries, Shenzhen YuePengCheng Motor Co., Ltd. (“Shenzhen YPC”) and Ningbo Heng Bang Long Electrical Equipment Co., Ltd. (“Ningbo HBL”), today announced its unaudited financial results for the third quarter ended September 30, 2010 and the first nine months of fiscal year 2010.

Third Quarter 2010 Financial Highlights
•	Total revenue increased by 48.9% year-over-year to $32.9 million.
•	61.0% of revenue was from sales to original equipment manufacturers (“OEMs”).
•	Gross profit increased by 44.9% year-over-year to $9.4 million.
•	The Company granted 1.2 million shares to employees on August 31, 2010. $2.4 million of the total grant-date fair value of $5.5 million was recorded as a non-cash expense in the third quarter of 2010.
•
Operating income, including the stock-based compensation expense, was $4.2 million, a 3.8% year-over-year increase. Non-GAAP operating income, which excludes a stock-based compensation expense of $2.4 million, was $6.7 million.

•
Net income, including the stock-based compensation expense of $2.4 million, was $2.7 million, a 15.6% year-over-year decrease. Non-GAAP net income, which excludes a stock-based compensation expense of $2.4 million, was $5.1 million, a 61.0% increase.

•
Basic and diluted earnings per share were $0.13 each, based on 20,908,863 and 20,947,303 weighted average shares outstanding, respectively. Non-GAAP basic and diluted earnings per share, which excludes a stock-based compensation expense of $2.4 million, were $0.25 each, based on 20,908,863 and 20,947,303 weighted average shares outstanding, respectively. In the third quarter of 2009, basic and diluted earnings per share were $0.25 and $0.24, respectively, based on 12,926,571 and 13,553,465 weighted average shares outstanding, respectively.

Nine Months 2010 Financial Highlights
•	Total revenue increased by 25.9% year-over-year to $79.7 million.
•	52.0% of revenue was from sales to OEMs.
•	Gross profit increased by 28.9% year-over-year to $23.0 million.
•	The Company granted 1.2 million shares to employees on August 31, 2010. $2.4 million of the total grant-date fair value of $5.5 million was recorded as a non-cash expense in the third quarter of 2010.

•	Operating income was $13.4 million, a 24.6% year-over-year increase.
•
Net income, including the stock-based compensation expense of $2.4 million, was $9.8 million, a 17.3% year-over-year increase. Non-GAAP net income, which excludes a stock-based compensation expense of $2.4 million, was $12.2 million, a 46.6% increase.

•
Basic and diluted earnings per share were $0.49 each, based on 19,894,325 and 20,031,011 weighted average shares outstanding, respectively. Non-GAAP basic and diluted earnings per share, which excludes a stock-based compensation expense of $2.4 million, were $0.61 each, based on 19,894,325 and 20,031,011 weighted average shares outstanding, respectively. Basic and diluted earnings per share for the first nine months of 2009 were $0.71 and $0.69, respectively, based on 11,788,790 and 12,128,645 weighted average shares outstanding, respectively.

Mr. Yue Wang, Chief Executive Officer of China Electric, said, “During the quarter, we granted 1.2 million China Electric shares to key employees, and we believe that this grant will help us to build loyalty among our high-quality employee base, and to assist in our recruiting efforts. This grant resulted in an approximately $2.4 million stock-based compensation expense for the quarter. We are pleased to have exceeded our revenue guidance for the quarter, as we continued our initiative to focus on sales of our higher-priced products. Our average selling price in the quarter increased by 12.6% over the third quarter of 2009. Our focus on higher-margin sales in China and to OEMs was again successful; however, the positive margin implications of these sales on our net income were partially offset by the $2.4 million non-cash stock-based compensation expense. Without this non-cash expense, we would have exceeded our net income and earnings per share guidance for the quarter.”

He continued, “We believe that our investments to increase our manufacturing capacity and modernize our factory equipment in a phased manner will play a major role in the successful execution of our strategy to broaden and deepen our market penetration. During the quarter, we made solid headway on our capacity expansion plans. We completed the installation of two new coreless motor and two new AC motor production lines and we now are offering a new product series for consumer electronics and toys to the market. We have received positive and encouraging feedback thus far on our new products. Our new factory in Zhejiang, equipped with two AC motor production lines, was fully up and running in September and two more AC motor lines were added in October. Production of the two new lines will begin in late November.”

“As we approach the end of the year, we are tightening our revenue guidance range for 2010, and have updated our net income guidance to include stock-based compensation expenses related to our employee share grant. We continue to believe that market demand for our products is sustainable, and we are implementing our strategy to leverage this demand and build our leadership position in the market,” Mr. Wang concluded.

Capacity Expansion Plans
The Company is installing production lines for new products. The first new product, launched in August 2010, was a coreless motor for use in cell phones and remote control toys.

In its Shenzhen factory, the Company has installed six new production lines to manufacture coreless motors and AC motors. Four of these production lines began production in August 2010. The other two production lines are expected to begin production in December 2010.

In Zhejiang, the Company leased a new factory in July 2010. Ningbo HBL produces micro motor products at this new factory and it has installed four AC motor production lines. Two of these four new production lines began production in September 2010 and the other two production lines are expected to begin production in late November 2010.

Following completion of these ten new production lines, the Company will have approximately 21.6 million units of new capacity for AC motors and approximately 43.2 million units of new capacity for coreless motors.

Third Quarter and Nine Months 2010 Financial Results

Revenue
Total revenue for the third quarter 2010 increased year-over-year by 48.9% to $32.9 million, due to the increase in the volume and average selling price of micro motor units sold. During the quarter, the Company sold more higher-priced products, which include its numerical control motor products, than lower-priced products. Sixty-one percent of third quarter 2010 revenue was from OEM customers, compared to 27.3% in the same period last year. As a percentage of total revenue, sales of the Home/Kitchen Appliance, Auto Parts, Digital Motor and Consumer Electronics/Toy product series in the third quarter of 2010 were 76.0%, 13.8%, 8.6% and 1.6%, respectively. In the third quarter of 2009, as a percentage of total revenue, sales of the Home/Kitchen Appliance, Auto Parts and Digital Motor product series were 58.3%, 25.9% and 15.8%, respectively. Approximately 65.6% of third quarter 2010 sales were to customers in China, compared to 55.3% in the same period last year.

Total revenue for the nine months ended September 30, 2010 increased year-over-year by 25.9% to $79.7 million. Fifty-two percent of first nine month 2010 revenue was from OEM customers, compared to 36.2% in the same period last year. As a percentage of total revenue, sales of the Home/Kitchen Appliance, Auto Parts, Digital Motor and Consumer Electronics/Toy product series in the first nine months of 2010 were 71.3%, 17.5%, 10.5% and 0.7%, respectively. As a percentage of total revenue, sales of the Home/Kitchen Appliance, Auto Parts and Digital Motor product series were 65.1%, 21.7% and 13.2%, respectively, in the first nine months of 2009. Approximately 65.5% of first nine month sales were to customers in China, compared to 58.0% in the same period last year.

Cost of Goods Sold
Cost of goods sold in the third quarter 2010 increased year-over-year by 50.6% to $23.5 million. The change in cost of goods sold was primarily due to stock-based compensation granted to our employees in the production department, and was partially attributable to an increase in sales of our higher-profit products, which are costlier to produce, but offset by an increase in the selling price of micro motor units.

Cost of goods sold in the nine months ended September 30, 2010 increased year-over-year by 24.7% to $56.7 million.

Gross Profit and Gross Margin
Gross profit for the third quarter of 2010 increased year-over-year by 44.9% to $9.4 million, compared to $6.5 million in the same period last year. Gross margin for the third quarter 2010 was 28.6%, down from 29.4% in the third quarter 2009. The slight gross margin decrease compared to the same period last year was due to an increase in steel and copper prices. The Company has been able to pass on most of the increase in steel and copper prices to its customers.

Gross profit for the first nine months of 2010 increased year-over-year by 28.9% to $23.0 million, compared to $17.8 million in the same period last year. Gross margin for the first nine months of 2010 was 28.8%, up from 28.2% the first nine months of 2009.

Operating Expenses
Research and development (“R&D”) expenses for the third quarter 2010 increased year-over-year by 64.5% to $0.8 million, or 2.4% of total revenue, compared to $0.5 million, or 2.2% of total revenue, in the comparable period in 2009. The increased spending on research and development for the three months ended September 30, 2010 was primarily due to stock-based compensation granted to our employees in research and development department, and was partially due to our new product initiatives.

Selling expenses for the third quarter 2010 increased year-over-year by 35.0% to $1.5 million, compared to $1.1 million in the third quarter 2009. The change was primarily a result of an increase in sales units of our motor products and increased efficiency in our sales efforts. As a percentage of total revenue, third quarter 2010 selling expenses decreased to 4.6%, compared to 5.1% in the third quarter 2009.

Total general and administrative (“G&A”) expenses for the third quarter 2010 increased year-over-year to $3.6 million, compared to $1.3 million in the third quarter 2009. The Company granted 1.2 million shares to employees on August 31, 2010. $2.4 million of the total grant-date fair value of $5.5 million was recorded as a non-cash expense in the third quarter of 2010. As a percentage of total revenue, including the stock-based compensation expense of $2.4 million, third quarter 2010 total G&A expenses were 12.1%, compared to 5.8% in the third quarter of 2009.

Other G&A expenses for the third quarter 2010 increased year-over-year to $2.9 million, compared to $0.8 million in the third quarter 2009. Increases in salary and benefit expenses, which were primarily due to the stock-based compensation granted to employees on August 31, 2010, and professional expenses and other expenses were partially offset by a decrease in office expenses. As a percentage of total revenue, third quarter 2010 other G&A expenses were 8.7%, compared to 3.7% in the third quarter of 2009.

Total operating expenses for the third quarter 2010 increased year-over-year by 114.2%, to $5.2 million.

Research and development expenses for the first nine months of 2010 increased year-over-year by 11.5% to $1.6 million, or 2.0% of total revenue, compared to $1.3 million, or 2.0% of total revenue, in the comparable period in 2009.

Selling expenses for the first nine months of 2010 increased year-over-year by 9.6% to $3.5 million, compared to $3.2 million in the first nine months of 2009. As a percentage of total revenue, first nine month 2010 selling expenses decreased to 4.4%, compared to 5.0% in the first nine months of 2009.

Total general and administrative expenses for the first nine months of 2010 increased year-over-year to $6.1 million, compared to $3.9 million in the first nine months of 2009. The Company granted 1.2 million shares to employees on August 31, 2010. The non-cash charge for this stock-based compensation was $2.4 million, which is included in the total G&A expenses. As a percentage of total revenue, first nine month 2010 total G&A expenses, including the stock-based compensation expense of $2.4 million, increased to 7.6% from 6.2% in the same period in 2009.

Other G&A expenses for the first nine months of 2010 increased year-over-year to $4.4 million, compared to $1.7 million in the first nine months of 2009. As a percentage of total revenue, first nine month 2010 other G&A expenses increased to 5.5% from 2.7% in the same period in 2009.

Total operating expenses for the first nine months of 2010 increased year-over-year by 35.3% to $9.6 million.

Earnings
Operating income for the third quarter 2010, including the stock-based compensation expense of $2.4 million, was $4.2 million, compared to $4.1 million in the third quarter of 2009. Non-GAAP operating income for the third quarter 2010, which excludes a stock-based compensation expense of $2.4 million, was $6.7 million.

Net income in the third quarter 2010, including the stock-based compensation expense of $2.4 million, was $2.7 million, a decrease of 15.6% compared to a net income of $3.2 million for the third quarter of 2009. Non-GAAP net income, which excludes a stock-based compensation expense of $2.4 million, was $5.1 million, a 61.0% increase over the third quarter of 2009.

Third quarter basic and diluted earnings per share, including the stock-based compensation expense of $2.4 million, were $0.13 each, based on 20,908,863 and 20,947,303 weighted average shares outstanding, respectively. Non-GAAP third quarter basic and diluted earnings per share, which excludes a stock-based compensation expense of $2.4 million, were $0.25 each, based on 20,908,863 and 20,947,303 weighted average shares outstanding, respectively. In the third quarter of 2009, basic and diluted earnings per share were $0.25 and $0.24, respectively, based on 12,926,571 and 13,553,465 weighted average shares outstanding, respectively.

Operating income for the first nine months of 2010, including the stock-based compensation expense of $2.4 million, was $13.4 million, compared to $10.8 million in the first nine months of 2009. Non-GAAP operating income for the first nine months of 2010, which excludes a stock-based compensation expense of $2.4 million, was $15.9 million.

Net income for the first nine months of 2010, including the stock-based compensation expense of $2.4 million, was $9.8 million, a 17.3% year-over-year increase. Non-GAAP net income for the first nine months of 2010, which excludes a stock-based compensation expense of $2.4 million, was $12.2 million, a 46.6% year-over-year increase.

Basic and diluted earnings per share for the first nine months of 2010, including the stock-based compensation expense of $2.4 million, were $0.49 each, based on 19,894,325 and 20,031,011 weighted average shares outstanding, respectively. Non-GAAP basic and diluted earnings per share for the first nine months of 2010, which excludes a stock-based compensation expense of $2.4 million, were $0.61 each, based on 19,894,325 and 20,031,011 weighted average shares outstanding, respectively. Basic and diluted earnings per share for the first nine months of 2009 were $0.71 and $0.69, respectively, based on 11,788,790 and 12,128,645 weighted average shares outstanding, respectively.

Balance Sheet
Cash and cash equivalents were $36.4 million as of September 30, 2010, compared to $10.6 million as of December 31, 2009, primarily attributable to the increase of funds from the Company’s private placement and public offering.

Total accounts receivable as of September 30, 2010 were $16.0 million, compared to $8.5 million as of December 31, 2009. Inventories as of September 30, 2010 amounted to $8.7 million, compared to $7.2 million as of December 31, 2009.

Business Outlook
The Company believes that strong gross domestic product growth in China and recovering export markets, combined with rising disposable income and the Chinese government’s stimulus package relating to subsidies for home and kitchen appliances and vehicle purchases will continue to support increased demand for micro motor products. The Company’s goal is to become a global leader in the development and manufacture of micro motor products. R&D investments are focused on products that address industry trends to reduce noise, vibration and energy consumption. China Electric continues its initiatives to increase higher-margin direct sales to domestic OEMs as a proportion of total revenue and has devoted resources to increase brand awareness and product recognition and heighten customer loyalty.

Guidance for Fourth Quarter and Fiscal Year 2010
As of November 5, 2010, the Company reports that there are orders for approximately 4.34 million motor units in the backlog, approximately 2.23 million of which are for AC motor units used mainly for home and kitchen appliances, with an average selling price of $4.20; approximately 1.95 million of which are for coreless motor units used mainly for cell phones and remote-controlled toys, with an average selling price of $0.36; and approximately 160,000 of which are for DC motor units used mainly for auto parts, with an average selling price of $5.20. Backlog is subject to change by reason of several factors, including possible cancellation and change of orders, terms of the purchase orders and other factors beyond the Company’s control. Accordingly, backlog is not necessarily indicative of any revenue or profit which may be realized when the results of such purchase orders are reported.

Management estimates that revenue for the fourth quarter of 2010 will be in the range of $38.0 million to $39.5 million. Management expects net income for the fourth quarter of 2010 to be in the range of $5.4 million to $5.6 million, including a non-cash stock-based compensation expense of $0.4 million for the fourth quarter of 2010. Management estimates that basic and diluted earnings per share for the fourth quarter of 2010 are expected to be between $0.24 and $0.25, based on 21,942,243 shares outstanding on a fully diluted basis.

Management expects revenue for fiscal year 2010 to be in the range of $117 million to $119 million and expects net income for fiscal 2010 to be in the range of $14.9 million and $15.3 million, including the non-cash stock-based compensation expense of $2.9 million for 2010 full year. Basic and diluted earnings per share for 2010 will be between $0.74 and $0.75, based on 20,467,329 shares outstanding on a fully diluted basis.

Conference Call and Webcast
China Electric senior management will host a conference call on Friday, November 12, 2010 at 7:00 am (Pacific) / 10:00 am (Eastern) / 11:00 pm (Beijing/Hong Kong) to discuss the Company’s 2010 third quarter financial results and recent business activity. To access the live teleconference, please dial +1 (800) 860-2442 (US toll free) or +1 (412) 858-4600 (US toll) and notify the operator that you would like to join the China Electric Motor call. Please dial in approximately 10 minutes before the scheduled start time for the call.

A replay of the conference call will be available from 1:00 pm (Eastern) on Friday, November 12, 2010 by dialing +1 (877) 344-7529 (US toll free) or +1 (412) 317-0088 (US toll) and entering the passcode 446069.

A webcast of the conference call will be available live and for replay purposes on the investor relations page of China Electric’s website at: http://szmotor.investorroom.com.

Non-GAAP Financial Measures
To supplement the financial information presented in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”), the Company uses non-GAAP measures of non-GAAP operating income, non-GAAP net income, non-GAAP basic earnings per share and non-GAAP fully diluted earnings per share, which are adjusted from results based on GAAP to exclude the stock-based compensation expense. The non-GAAP financial measures are provided to enhance the investors’ overall understanding of the Company’s current and past financial performance in ongoing core operations as well as prospects for the future. These measures should be considered in addition to results prepared and presented in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Management uses both GAAP and non-GAAP information in evaluating and operating business internally and therefore deems it important to provide all of this information to investors.

Cautions on Use of Non-GAAP Measures
The non-GAAP financial measures included in this press release are not consistent with GAAP because they do not reflect certain share-based compensation expenses. Management believes investors will benefit from greater transparency in referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and

•
these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this press release were prepared under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

Reconciliation of Non-GAAP Financial Measures
	Three Months Ended September 30,
	2010 (Unaudited)	2009 (Unaudited)
GAAP Operating Income	$4,221,074	$4,068,388
GAAP Net Income	2,694,874	3,193,143
Non-GAAP		-
Stock-based compensation related to restricted shares issued to employees	2,445,860	-
Non-GAAP Operating Income	6,666,934	4,068,388
Non-GAAP Net Income	5,140,734	3,193,143
Weighted Average Shares Outstanding - Diluted	20,947,303	13,553,465
Non-GAAP Earnings Per Share	0.25	0.24

	Nine Months Ended September 30,
	2010 (Unaudited)	2009 (Unaudited)
GAAP Operating Income	$13,413,653	$10,765,266
GAAP Net Income	9,775,204	8,336,735
Non-GAAP		-
Stock-based compensation related to restricted shares issued to employees	2,445,860	-
Non-GAAP Operating Income	15,859,513	10,765,266
Non-GAAP Net Income	12,221,064	8,336,735
Weighted Average Shares Outstanding - Diluted	20,031,011	12,128,645
Non-GAAP Earnings Per Share	0.61	0.69

About China Electric Motor, Inc.
China Electric Motor, Inc. (Nasdaq: CELM) is a China-based company that engages in the design, production, marketing and sale of micro motor products through its subsidiaries, Shenzhen YuePengCheng Motor Co., Ltd. and Ningbo Heng Bang Long Electrical Equipment Co., Ltd. The Company’s products are incorporated into consumer electronics, automobiles, power tools, toys and household appliances, and are sold under its “Sunna” brand name. The Company provides micro motor products that meet the growing demand for efficient, quiet and compact motors from manufacturers of consumer electronics, automobiles, power tools, toys and household appliances. China Electric Motor, Inc. sells its products directly to original equipment manufacturers and to distributors and resellers both domestically in the People’s Republic of China and internationally to customers in Korea and Hong Kong. The Company’s manufacturing facilities are located in Shenzhen, Guangdong and Ningbo, Zhejiang.

Safe Harbor Statement

This press release of China Electric Motor, Inc. (“China Electric,” the “Company,” “we,” “us” or “our”) contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions. All statements other than statements of historical fact in this press release are forward-looking statements, including but not limited to, our future financial condition or results of operation, the completion and expected benefits of our planned expansion, the ongoing growth in the sales of our products and our product lines, our access to new markets, our ability to recruit and retain high-quality employees, the success of our growth strategies and the continuing growth of the Chinese economy and Chinese exports. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates, but involve a number of unknown risks and uncertainties, including, without limitation, our ability to sustain our recent profitability and growth rates, the possibility that we may not meet production demands and standards at a reasonable cost, increased competition in the micro motor product market, our ability to develop and sell new products or penetrate new markets, our ability to timely bring additional production capacity on line, our ability to maintain and fill order backlog, the success of our strategic investments and acquisitions, our ability to timely develop new production equipment, compliance with and changes in the laws and policies of the People’s Republic of China that affect our operations, including its economic policies and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in our subsequent reports on Form 10-Q filed with the Securities and Exchange Commission and available at www.sec.gov. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and actual results may differ materially from the anticipated results. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements.

Investor Contacts:
Dexter Fong China Electric Motor, Inc. +86 (136) 6666 1663 or +1 (408) 476-7139 dexterfong@gmail.com	Simon Ze China Electric Motor, Inc. +86 (755) 8257 7750 ze_simon@hotmail.com
Investor Relations (HK): Ruby Yim Taylor Rafferty +852 3196 3712 ChinaElectricMotor@Taylor-Rafferty.com	Investor Relations (US): Delia Cannan Taylor Rafferty +1 (212) 889-4350 ChinaElectricMotor@Taylor-Rafferty.com
Media Contact:
Jason Marshall Taylor Rafferty +1 (212) 889-4350 ChinaElectricMotor@Taylor-Rafferty.com

–	FINANCIAL TABLES TO FOLLOW –

China Electric Motor, Inc. and Subsidiaries
Consolidated Balance Sheets
(In US Dollars)

	September 30,	December 31,
	2010	2009
	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$36,421,357	$10,633,518
Accounts receivable, net	16,010,939	8,526,451
Prepaid expense and other receivable	500,202	-
Inventories, net	8,679,652	7,194,656
Total current assets	61,612,150	26,354,625
Property and equipment, net	14,239,438	7,936,284
Total Assets	$75,851,588	$34,290,909

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$7,087,290	$2,217,702
Accrued liabilities and other payable	764,568	928,304
Various taxes payable	44,996	28,962
Corporate tax payable	1,561,812	878,305
Due to related party	-	1,581,376
Due to affiliated companies	-	334,977
Total current liabilities	9,458,666	5,969,626
Total Liabilities	9,458,666	5,969,626

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued
Common stock, $0.0001 par value, 100,000,000 shares authorized,
21,245,243 and 14,083,030 shares issued and outstanding at
September 30, 2010 and December 31, 2009, respectively.	2,124	1,408
Additional paid-in capital	31,079,805	3,899,125
Accumulated other comprehensive income	2,004,707	889,668
Statutory surplus reserve fund	1,177,075	1,177,075
Retained earnings (unrestricted)	32,129,211	22,354,007
Total Shareholders’ Equity	66,392,922	28,321,283
Total Liabilities and Shareholders’ Equity	$75,851,588	$34,290,909

The accompanying notes are an integral part of these consolidated financial statements.

China Electric Motor, Inc. and Subsidiaries
Consolidated Statements of Operations
 (In US Dollars)
(Unaudited)

	For Three Months Ended		For Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue	$32,879,183	$22,081,199	$79,686,142	$63,293,729
Cost of Goods Sold	(23,485,762)	(15,598,052)	(56,709,163)	(45,460,910)
Gross Profit	9,393,421	6,483,147	22,976,979	17,832,819

Selling Expenses	1,523,948	1,128,845	3,472,853	3,169,799

General and administrative
Merger cost	-	-	-	938,152
Research and development	783,368	476,124	1,631,103	1,264,119
Loss on disposal of assets	-	-	65,205	-
Others general and administrative	2,865,031	809,790	4,394,165	1,695,483
Total general and administrative	3,648,399	1,285,914	6,090,473	3,897,754
Total operating expenses	5,172,347	2,414,759	9,563,326	7,067,553
Income from operations	4,221,074	4,068,388	13,413,653	10,765,266

Other income (expenses)
Interest income	33,311	6,989	68,550	19,869
Other income (expense), net	(14,710)	2,966	(14,710)	2,856
Imputed interest	-	(35,648)	-	(69,680)
Total other income (expenses)	18,601	(25,693)	53,840	(46,955)

Income before income taxes	4,239,675	4,042,695	13,467,493	10,718,311
Income taxes	(1,544,801)	(849,552)	(3,692,289)	(2,381,576)
Net income	$2,694,874	$3,193,143	$9,775,204	$8,336,735

Basic earnings per share	$0.13	$0.25	$0.49	$0.71

Weighed-average shares outstanding, Basic	20,908,863	12,926,571	19,894,325	11,788,790

Diluted earnings per share	$0.13	$0.24	$0.49	$0.69

Weighed-average shares outstanding, Diluted	20,947,303	13,553,465	20,031,011	12,128,645

The accompanying notes are an integral part of these consolidated financial statements.

China Electric Motor, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In US Dollars)
(Unaudited)
	For Nine Months Ended
	September 30,
	2010	2009
	(Unaudited)	(Unaudited)

Cash Flows From Operating Activities

Net Income (loss)	$9,775,204	$8,336,735
Adjustments to reconcile net income to net cash
provided by operating activities:
Shares issued for professional service	8,800	148,720
Loss on dispose of assets	65,205	-
Imputed interest expense	-	69,680
Bad debt recovery	-	(3,246)
Depreciation	850,456	479,417
Employee stock-based compensation	2,445,860	-
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable, net	(7,484,488)	(2,584,979)
Inventories, net	(1,484,996)	52,129
VAT recoverable	(388,036)	-
Accrued merger cost	-	244,000
Prepaid expenses and other receivables	(112,166)	(75,162)
Increase (decrease) in:
Accounts payable	4,856,172	(240,758)
Accrued liabilities and other payable	(422,837)	(90,130)
Various taxes payable	16,034	(6,816)
Wages payable	259,101	62,676
Corporate tax payable	683,507	380,429
Net cash provided by operating activities	9,067,816	6,772,695

Cash Flows From Investing Activities
Purchases of property and equipment	(7,230,496)	(5,772,362)
Proceeds from disposal of fixed assets	174,799	-
Payment to related parties	(634,559)	-
Net cash used in investing activities	(7,690,256)	(5,772,362)

Cash Flows From Financing Activities
Net proceeds from short-term loan	-	333,557
Net proceeds from issuance of shares	23,444,943	2,379,073
Increase in due to related parties	-	230,383
Net cash provided by financing activities	23,444,943	2,943,013
Effect of exchange rate changes on cash	965,336	(140,060)
Net increase (decrease) in cash and cash equivalents	25,787,839	3,803,286

Cash and cash equivalents, beginning of period	10,633,518	2,655,808
Cash and cash equivalents, end of period	$36,421,357	$6,459,094

The accompanying notes are an integral part of these consolidated financial statements.